Exhibit 99.1

VIVUS, INC.

Moderator: Timothy Morris

March 9, 2009

3:30 pm CT

Operator:  Good day everyone and welcome to the VIVUS Fourth Quarter and Year End 2008 Earnings Results conference call.  This call is being recorded.

With us today from the company is the Chief Executive Officer, Mr. Leland Wilson, Chief Operations Officer, Peter Tam, and Chief Financial Officer, Mr. Timothy Morris.

At this time, I’d like to turn the call over to Mr. Morris.  Please go ahead, sir.

Timothy Morris:  Thank you, operator.  Before we get started, I’d like to remind you that during the course of this conference call, VIVUS may make projections or other forward-looking statements regarding future events or the future financial performance of the company.

We wish to caution you that such statements are just predictions and actual events or results may differ materially.  Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2007, and periodic reports filed with the Securities and Exchange Commission.  These documents contain and identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the call over to Mr. Leland Wilson, President and CEO of VIVUS.

Leland Wilson:  Thank you, Tim.  Good afternoon and thank you for joining us today.  Two thousand eight was a challenging and successful year for VIVUS.  Despite of worldwide economic downturn, VIVUS has remained squarely on track with our corporate and clinical initiatives.

During the fourth quarter of 2008 and the first few months of 2009, we achieved a significant milestone in both our Qnexa and Avanafil programs.  In addition, we have continued to conservatively utilize our cash which remains strong with nearly $190 million in cash and securities at the end of 2008.

We believe strongly in the potential of our clinical portfolio and the data which we believe supports our opportunities to introduce new best in class therapeutic options for obesity, diabetes and sexual health disorders.

We are particularly encouraged by the results we have seen in our Qnexa obesity trials which, in our opinion, are clearly best in class.  Based on the growing volume of data from our clinical trials, we continue to believe that Qnexa has the potential to significantly impact both the treatment of obesity and diabetes.  We’re also confident that our experience as a management team will allow us to maximize the value of these large market opportunities once we have the full phase 3 data set for Qnexa in hand.

On the management team front, we are pleased to – we were pleased to announce two key promotions in January of this year.  Peter Tam, who has been with VIVUS since 1993 and has been in the role of Senior Vice President of Products and Corporate Development since 2004, has been promoted to Chief Operating Officer.  As many of you know Peter has contributed greatly to our success throughout the past 16 years.  Peter was primarily responsible for in-licensing Qnexa, Avanafil, Evamist, and Luramist.  In addition, he has also played a significant role in development of the rest of our clinical pipeline.  Peter will continue to lead our development and partnering activities.

Dr. Charles Bowden was promoted to Senior Director, Clinical Development.  Since 2007, Chuck has been a key member of our management team.  Most significantly, Chuck has successfully led our experimental medicine program and most recently assumed responsibility for the Avanafil phase 3 clinical program.  We look forward to the continued contributions of both Peter and Chuck in their expanded roles.

At this point, I’d like to turn the call over to Peter who will review our ongoing Qnexa studies and the upcoming milestones for this program and the Avanafil development program.  Peter will then turn the call over to Tim to review our financial results for 2008 and our outlook for 2009.  Peter?

Peter Tam:  Thanks, Lee.  As Lee mentioned, 2009 will be a critical year for VIVUS and our recent progress especially with Qnexa leads us to believe that 2009 will also be a historic year for VIVUS.

Starting with Qnexa, we recently released positive results from our phase 3 program in obesity and our phase 2 program in type 2 diabetes.  In obesity, we released data from the first of our phase 3 trials – EQUATE or OB-301.

The EQUATE study was a 28-week trial conducted at 32 sites designed to compare the efficacy of Qnexa to each of the two individual active agents at the corresponding dose levels.  The study met the primary endpoint of demonstrating superior weight loss with both the full dose and the mid dose of Qnexa compared with the individual components and placebo.

Specifically, the primary endpoints were weight loss and the percentage of patients achieving 5% weight loss.  The study randomized 756 obese subjects.  As a reminder, Qnexa is a proprietary once-a-day pill containing a controlled release formulation of topiramate and immediate release of phentermine.  The full dose of Qnexa contains 92 mg of topiramate and 15 mg of phentermine and the mid dose contains 46 mg of topiramate and 7-1/2 mg of phentermine.  The mid and high dose of Qnexa contained only 1/4 to 1/2 of the approved dose of phentermine and less than 1/8 to 1/4 of the approved top dose of topiramate.

On an intent to treat basis with last observation carried forward, subjects treated with the full dose of Qnexa experienced an average weight loss of 9.2% and subjects treated with the mid dose Qnexa, the dose that contains less than 1/8 of the approved top dose of topiramate, had an average weight loss of 8.5% compared with a weight loss of 1.7% in the placebo group.  The p values for these comparisons were less than 0.0001.

Importantly, both the mid and full dose of Qnexa achieved significantly greater weight loss than the single agents at each corresponding dose level.  Moreover, the weight loss achieved with the mid dose Qnexa was significantly greater than both the high dose single agent arms of topiramate and phentermine.

For the full dose group, the average weight loss was 20 pounds and for the mid dose group, the average weight loss was 18 pounds compared with just 3 pounds in the placebo group over a 28-week treatment period.  The percentage of patients losing 5% or more of their initial body weight was 66% for the full dose and 62% for the mid dose group, both compares favorably to just 15% of the placebo group.  In addition, the percentage of patients losing 10% or more of their body weight was 41% for the full dose Qnexa group and 39% for the mid dose patient group.  Again, this compares very favorably to just 7% for the placebo group.  These data are all ITT-LOCF analyses.

Qnexa was well tolerated with no drug-related serious adverse event in the study.  The most common drug-related adverse events for all patients population including the placebo group were paresthesia, which is often characterized as mild tingling sensation of the extremities, dry mouth, altered taste and constipation.

At the end of last year, we also released data that demonstrated for the first time that Qnexa maybe able to avert the development of type 2 diabetes in obese patients who are pre-diabetic and on the verge of developing diabetes.  The EQUATE study as you know enrolled patients without diabetes.  However, some of these patients have early signs of insulin resistance and pre-diabetes in our trial.  The EQUATE study demonstrated that subjects treated with Qnexa had a significant improvement in glycemic control as measured by a reduction in HbA1c compared with placebo in a dose response manner.

This is an important finding in the understanding of the role that Qnexa plays in the glycemic control and the treatment of type 2 diabetes.  It is widely understood that obesity is a major risk factor for the development of type 2 diabetes and that, if left untreated, many obese people will develop insulin resistance leading to the development of type 2 diabetes.  Based on these results to date, we believe Qnexa may have the potential to avert or eliminate the onset of type 2 diabetes in high-risk individuals.

As a reminder, our phase 3 Qnexa program includes, in addition to the EQUATE study, two 1-year pivotal double-blind placebo controlled trials.  The EQUIP study is targeting morbidly obese individuals with or without controlled co-morbidities.  And the largest of our phase 3 studies – the CONQUER study – is evaluating the safety and efficacy of Qnexa in overweight or obese patients with at least two weight-related co-morbidities that are not well controlled.  We expect to release top line results for both these studies in mid 2009.  In total, we have enrolled approximately 4500 subjects and our plan is to complete our NDA submission for the treatment of obesity by the end of this year.

We also released phase 2 data from the 1-year study in obese diabetics – DM 230.  DM 230 enrolled approximately 130 patients at ten sites in the United States.  This study demonstrated a significant and a continuous reduction in HbA1c of 1.6% at 1 year in subjects treated with Qnexa as compared to placebo.  The significantly greater reduction in HbA1c achieved with Qnexa over placebo occurred in the presence of the placebo patients receiving three times more additional anti-diabetic medications and increasing doses of anti-diabetic medication during the study.

By contrast, concurrent anti-diabetic medications were actually reduced over the course of the trial in subjects treated with Qnexa.  In addition, over this 1-year period, subjects treated with Qnexa lost 9.4% of their baseline body weight or 20.5 pounds compared with just 2.7% or 6.1 pounds for placebo group.  The p value for this comparison was less than 0.0001, and again, was based on an ITT-LOCF analysis.  Notably, morbidly obese diabetics on Qnexa that had a baseline BMI score of greater than 40 lost, on average, more than 40 pounds during the study.

Overall, subjects treated with Qnexa also experienced reductions in blood pressure, triglycerides and waist circumference.  This is the first time that we are aware of in a double-blind placebo controlled trial that a weight loss agent has ever been able to achieve a continuous glycemic improvement in both HbA1c and fasting plasma glucose at 1-year in a longstanding obese diabetic patient population in the presence of a reduction of concomitant diabetic medications.

We are very pleased with the results from this Diabetes study and the phase 3 EQUATE study as they confirm our hypothesis that treating obesity with Qnexa is an appropriate way to treat or prevent the development of type 2 diabetes and as importantly to reduce many of the other weight-related cardiovascular co-morbidities such as hypertension and dyslipidemia, which ultimately will lead to premature death.

Turning to Avanafil, during the fourth quarter, we initiated phase 3 program in erectile dysfunction also known as ED.  Our phase 3 program is being conducted following our discussion and agreement with the FDA, which include a special protocol assessment.

Our first study, REVIVE or TA-301, is a randomized double-blind placebo control efficacy and safety study of Avanafil in men with a history of erectile dysfunction.  We initiated this trial in December.  There will be a four-arm – a 4-week running period followed by a 12-week of double-blind placebo controlled treatment.

The primary endpoints are improvement in erectile function as measured by the sexual encounter profile diary and improvement in the International Index of Erectile Function score or IIEF.  We expect to enroll more than 600 patients throughout approximately 40 U.S. sites and we expect to report data from this study by the end of 2009.

Earlier this year, we initiated our second trial, REVIVE-Diabetes or TA-302, for the treatment of ED in men with diabetes.  Diabetes is one of the most common causes of ED.  REVIVE-Diabetes is also a multi-center, randomized, double-blind placebo controlled trial that will evaluate the safety and efficacy of Avanafil in the treatment of ED in men with diabetes.  The trial design and endpoints are similar to the REVIVE study being conducted in patients with general erectile dysfunctions.  We expect to enroll approximately 375 subjects for this study.  We expect also to begin the 1-year open label safety study and the post-radical prostatectomy study this year.

I will now turn the call over to Tim to discuss our financial results.  So Tim?

Timothy Morris:  Thank you, Peter.  Let’s start with the balance sheet.

We ended 2008 with cash, cash equivalents and available for sale securities of $189.2 million.  At December 31, 2007, we had $179.5 million in cash, cash equivalents and available for sale securities.  The 2008 increase as compared with 2007 consisted of $63.7 million in net proceeds received from a registered direct offering of our stock and cash receipts of $17.2 million from the Deerfield financing transaction, offset by cash used in operations and other net cash usage for 2008 of $71.2 million.

Turning to the income statement, for the full year ended December 31, 2008, total revenues were $102.2 million compared with $57 – $54.7 million for 2007.  The increase in revenues was primarily due to the recognition of the K-V deferred license revenue.  MUSE revenues were $18.1 million as compared with $19.4 million in 2007.

The net loss for 2008 was $9.9 million or 16 cents per share compared with the net loss of $2.4 million or 4 cents per share in 2007.  The increase in the net loss per share is primarily due to an increase in operating expenses related to our phase 3 clinical trials of Qnexa.  For more information on the financial results, please refer to the press release and the soon to be filed 10-K for the year ended December 31, 2008.

For an IR update, despite the negative investor sentiment, we continue to – with an aggressive outreach program ahead of the expected data release from the remaining phase 3 Qnexa studies.  Scheduled presentations include the Cowen Healthcare Conference in Boston, March 18 and 19, the BioCentury Future Leaders Conference in New York City, April 21.

During the Cowen conference, we will also host a dinner, Wednesday night, March 18.  The dinner will feature a panel of MDs including an investigator from the EQUATE study and a neurologist’s experience in treating patients with topiramate.  If you are interested in attending one of these events, contact myself or Brian Korb at the Trout Group.

With that, I’d like to turn the call back over to Lee, for few additional comments.

Leland Wilson:  Thanks, Tim.  In 2008, we achieved significant milestones that we believe lay the foundation on which we can build a strong long-term growth strategy.  Over the past year, we successfully completed our EQUATE study, the first of our phase 3 trials of Qnexa for obesity, fully meeting all study endpoints.  We’ve also fully enrolled the EQUIP and the CONQUER Studies.  These latter two studies will complete our phase 3 program mid year this year.  We also successfully completed a 6-month and a 1-year study of Qnexa in type 2 diabetes, both with unprecedented results.

We’re also granted a patent by the European Patent Office that broadly covers Qnexa and its use in weight loss – as a weight loss treatment.  We also initiated the phase 3 program for Avanafil in erectile dysfunction.

Looking ahead to 2009, we expect this year to be even more rewarding with several meaningful milestones on the horizon.  In 2009, we expect to release phase 3 EQUIP and CONQUER top line data for Qnexa for Obesity.  We also expect to report data for our revised study of Avanafil for the treatment of ED.  And finally, we believe we’re on track to file our NDA for Qnexa for use in the treatment of obesity late in 2009.

Before I conclude, I’d like to update you on our plans for partnering Qnexa.  We previously stated that we will begin discussions with potential partners after the release of the year-long studies.  We recognize that Qnexa could be an important treatment option for a broad population of Americans who are overweight or obese.  Choosing the appropriate commercialization strategy and partner is critical for Qnexa and for VIVUS.  While we appreciate the numerous suggestions from our shareholders, please be reminded that our current management team has a successful history of completing excellent partnership arrangements beginning with MUSE in 1995 and recently with Evamist, just to give two examples.

The partnership process will take time.  We have received numerous unsolicited partnering inquiries about Qnexa.  We expect to complete our commercialization agreements ahead of our expected launch.  In order to preserve the competitive nature of the process, we cannot discuss potential partners nor give you an update of our discussions with these partners.  When a deal is completed, the proper announcement will be made at that time.

In summary then for our call, we remain positive about our future opportunities.  While the market environment is certainly challenging, we believe we are well positioned for success as well now as ever before.  We have a tremendous portfolio of assets that address unmet needs in patients and practitioner communities, a strong balance sheet and a strong management team focused on executing our gross strategy.

With that, I’d like to turn the call – open the call up for questions.  Operator?

Operator:  Thank you.  The question and answer session will be conducted electronically.  To ask a question, please press star 1 on your telephone keypad at this time.  And if you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, it is star 1 for questions.  We’ll pause a moment to assemble the queue.

We’ll go first to Jason Butler with Rodman & Renshaw.

Jason Butler:  Hi, thanks for taking the question.  I’m just wondering if you could give us some background on the methodology you’re using to assess changes in cognitive function in the EQUIP and CONQUER studies?  And maybe point us to any historical examples where you know the FDA has accepted the use of this methodology in the past?

Peter Tam:  Yes, Jason, this is Peter.  We haven’t disclosed specific instruments that we’re using to assess cognitive function.  But one thing I do want to remind, we do have those tools in place in our trials and what we’re going to do is that in addition to the adverse events, we will provide to the FDA the results of these cognitive instruments.  But it’s just – right now, we haven’t disclosed the exact tool yet.

The one thing I also want to remind you is that the incidence of cognitive events were very low in all the studies that we’ve conducted to date especially because of the low doses of topiramate that we’re using.  So in the grand scheme of things, I mean I just really don’t see how you know much more we can provide or how much additional information we can provide in terms of cognitive issues that have already not been addressed by the label.

Jason Butler:  OK.  Great.  And then maybe not specifically a partnership question, but maybe something that goes to the potential profile of partner.  Can you discuss what you guys view as the initial target physician population for Qnexa when you know assuming the drug is launched?

Leland Wilson:  Yes.  Well, we believe that it will start with specialists, that will be to include diabetologists, endocrinologists, and weight loss specialists but it’ll also include cardiologists.  They are a very powerful influential group in this treatment of treating metabolic disease, if you will, and cardiovascular risk.  And so that will be the start.  And clearly, we’ll roll that out to primary care.  Sixty percent of the population in the United States is overweight or obese and so that’s a very large target population, clearly covered by – primarily by primary care physicians and so we would very much like to have a very big partner to go reach that very large part of the population.

Jason Butler:  Great.  Thank you very much.

Operator:  Thank you.  We’ll go next to Adam Cutler with Canaccord Adams.

Adam Cutler:  Hi, thanks for taking the question.  I’m wondering can you give us an update on any discussions you’re having with the European regulatory authorities about some of the studies you may need to do there in order to enable filing in Europe?  I know you’d mentioned in the past but there maybe some other – some additional studies or some longer term studies that you may want to do to support filing there.

Peter Tam:  Yes, Adam, we had really, really good discussions with the European regulatory authorities.  And we believe that our U.S. clinical program is actually adequate for European filing.  There will be, you know, perhaps a few short-term animal tox studies that we would need to do. You know these are what we call the traditional box-checking studies.  And from a strategic standpoint, we will have to make a decision, it’s not a requirement, but we will have to make a decision as to whether or not we need to do or – we want to do an active comparator trial of the clinical study.

Adam Cutler:  OK.  And then in terms of studies to enable a filing for a diabetes label, can you give us a little bit of an update on where you stand there and when you might begin that program and you know whether you would wait for a partner – partnership to occur before you move forward there?

Peter Tam:  Yes, I mean it’s a bit of “all of the above.”  Right now, we are primarily waiting for the conclusion of our phase 3 obesity program.  And as you may recall, the OB-303 study has a fairly large group of diabetic patients which will give us further results in a dose-ranging format as to the appropriate doses for our diabetes program.  So we’re going to wait for the results of the 303 study before you know finalizing our plan for the Diabetes phase 3 program.

Adam Cutler:  OK.  Thanks a lot.

Operator:  Thank you.  We’ll go next to Ian Sanderson with Cowen.

Ian Sanderson:  Good afternoon.  Thanks for taking the question.  First, can you give us some sense of what you’re looking at for cash burn for 2009?

And secondly, can you remind us what the U.S. patent status is for Qnexa?

And then the third question is, just a follow up, Peter, you mentioned something about an active comparator trial for the E.U. filing that you’re deciding whether to do that.  Will that be a requirement in your view?

Peter Tam:  The active comparator study is not a requirement.  It is important from a marketing standpoint and also from a reimbursement standpoint.  So that’s a – that’s a decision we will have to make eventually but it’s not a requirement.

Ian Sanderson:  In the E.U. it definitely is not?

Peter Tam:  Correct.  It’s just – it’s like Rimonabant.  Rimonabant never had to do an active comparator trial over there and got approval in Europe.  And then I think the – one part of your question has to do with the patent?

Ian Sanderson:  Yes, just remind us where the U.S. patent.

Peter Tam:  Well, we have an issued patent – the parent patent for the combination product which encompasses composition of matter claim – used, method of use as well as formulation.  We also have additional CIP – CIPs filed and yes.

Ian Sanderson:  I think that’s it.  And then the cash burn, any guidance there?

Timothy Morris:  Yes, Ian, I think you know we gave guidance on the last call.  We’d end the year at about ($100 million) and we haven’t changed that.  The bulk of the spending will happen this year.  We’ll obviously be in a better position to update you once all the studies have finished and have completed out and we’ve kind of settled up the final bill.  So that’s where we are.

Ian Sanderson:  OK.  Thank you.

Timothy Morris:  Sure.

Operator:  Thank you.  Next we’ll go to Marc Robins with The Robins Group.

Marc Robins:  Yes, thanks for taking the call.  Describe again the European patent situation.  What was the filing, what were the claims and what are we protecting there?

And the second one is, one of the side effects with the Qnexa is insomnia at least from the topiramate.  When you put those two together you know that’s going to – that’s going to negate the topiramate if it’s time released you know being able to treat the insomnia.  Any thoughts about how that might be you know attenuated other than just adding more pills?

Peter Tam:  Yes, Marc.  The European patent that has been allowed, granted in Europe is actually a broader patent you know from some respect.  I would have to check with our patent counsel on that but it is – it is granted.  It has composition of matter and method of use and also includes a broader class of sympathomimetic agents that could be use with the sulfamate antiepileptics.  So that’s over in Europe in terms of the patent situation over there.

In terms of the side effects, again, the insomnia you know we have reported a small percentage of patients experiencing insomnia as to whether you know one drug is countering the effects of the insomnia.  Again, the EQUATE study was not big enough to demonstrate that.  So again these numbers aren’t large enough in a trial or a short-term trial like this for us to make any claims.  But all in all you know the thing is, is that there were very, very few drop outs as a result of insomnia and some of these more well known side effects associated with topiramate.

Marc Robins:  OK.  Thank you.

Operator:  Thank you.  And with no further questions at this time, I’d like to turn the program back over to Mr. Wilson for any additional or closing comments.

Leland Wilson:  OK.  Well, we are coming down the homestretch here.  I think everybody should know that we are aggressively working on our NDA as we speak.  It’s amazing to understand how many consultants that you have to bring on board to convert a traditional NDA into a computerized submission; but boy, we’re after it full time right now.  And it’s a very happy time at VIVUS.

Working on this NDA is always a very pleasant experience.  It clearly often comes down in the last few hours of a hectic pace but it’s what we all worked for here.  Having an NDA to your credit is a very big deal in our industry.  I’ve been blessed to do many of them and this is an exciting time for people that are rather new to it within our organization.  And so it’s a very good time.

We are very comfortable that the data that we’re going to receive here mid year for our 1-year long study is going to be very strong.  We have completed as you know four studies with Qnexa – all saying the exact same thing.  This drug is a very potent compound for the reduction of weight that has universally shown reductions in all cardiovascular risk factors.  And it has improved metabolic parameters even in patients that have normal metabolic profiles.

So and as Peter said, the results that we saw in our diabetic patient profile are really unprecedented.  That is, at 1 year, HbA1c and fasting plasma glucose were continuing to go down at 1 year.  That has never been done to my knowledge.  And so – and this is in light of a reduction in other meds to treat – oral medications to treat diabetes in this population.  So it is a truly phenomenal result.  And so we’re excited to get the phase 3 results and get this NDA in and to get an approval.  So we’re all about that at this time at VIVUS.

I’d like to thank everybody for your support.  Pray for the market to return and that our investors are successful themselves so that we can have a place to call upon in the future.  So with that, we’ll close out the call.  Thank you all very much.

Operator:  That does conclude today’s conference.  You may disconnect your lines at this time.

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